The Prudential Series Fund, Inc.
For the fiscal period ended 06/30/05
File number 811-03623

SUB-ITEM 77D
         Policies With Respect to Security Investment

THE PRUDENTIAL SERIES FUND, INC.
Natural Resources Portfolio

PROSPECTUS DATED MAY 1, 2004
SUPPLEMENT DATED APRIL 21, 2005

The following amends the section of the prospectus entitled
"How the Fund is Managed - Portfolio Managers":

Effective as of April 22, 2004, Leigh Goehring will be replaced as a portfolio manager by

David A. Kiefer. Mr. Kiefer and Michael Del Balso are the portfolio managers for the
Portfolio.

Jennison typically follows a team approach in the management of its portfolios, while seeking to preserve individual accountability. The teams are generally organized along product strategies (e.g., large cap growth, large cap value) and meet regularly to review portfolio holdings and discuss purchase and sales activity of all accounts in the particular product strategy. The portfolio managers for the Portfolio are supported by members of Jennison's research team, which is comprised of other research analysts and other investment professionals of Jennison. Team members provide research support and
make securities recommendations and support the portfolio managers in all activities.
Members of the team may change from time to time.

Mr. Kiefer generally has final authority over all aspects of the Portfolio's investment portfolio, including but not limited to, purchases and sales of individual securities, portfolio construction, risk assessment, and management of cash flows. Mr. Kiefer, CFA, is an Executive Vice President of Jennison, which he joined in September 2000. He became head of Jennison Large Cap Value Equity in January 2004, having managed diversified large capitalization portfolios since 1998 and large cap blend equity assets since 1999. He became the portfolio manager of the Jennison Utility Fund (then Prudential) in 1994 at
Prudential. He joined Prudential's management training program in 1986. From 1988 to 1990, Mr. Kiefer worked at Prudential Power Funding Associates, making loans to the energy industry. He then left to attend business school, rejoining Prudential in equity
asset management in 1992. Mr. Kiefer earned a B.S. from Princeton University and an
M.B.A. from Harvard Business School. Mr. Del Balso joined Jennison in 1972 and is currently an Executive Vice President at Jennison. Mr. Del Balso is a graduate of Yale
University and received his M.B.A. from Columbia University.
 He is a member of The New
York Society of Security Analysts, Inc. Mr. Del Balso has managed the Portfolio since
April 2004.

PSFSUP58